PROXY VOTING MADE SIMPLE

The enclosed proxy statement provides details on important issues relating to your USAA mutual funds. The board of your fund(s) recommends that you vote FOR all proposals. A separate proxy card and vote is required for each fund you own.

We offer a variety of ways to vote. You may vote using the traditional method of mailing back your proxy card. Or you may choose one of our most cost-effective and more convenient methods. The choice is yours. Use whichever method works best for you!

                         YOUR PROXY VOTE IS IMPORTANT!
                               PLEASE VOTE TODAY

WAYS TO VOTE YOUR PROXY

BY MAIL
[ENVELOPE GRAPHIC]

Return your executed proxy card(s) in the enclosed, postage-paid envelope. Please ensure that you sign the card(s).

BY PHONE
[PHONE GRAPHIC]

Use an automated touch-tone telephone system 24 hours a day. Simply call toll free 1-800-690-6903. Then enter your 12-digit control number(s) from your proxy card(s), and follow the voice prompts to record your vote.

BY INTERNET
[COMPUTER GRAPHIC]

Visit the web site at WWW.PROXYVOTE.COM. Enter your 12-digit control number(s) located on your proxy card(s), and register your vote.

IN PERSON
[GRAPHIC]

Attend the Shareholder Meeting on Friday, October 15, 1999, at 2 p.m. Central Standard Time, at the McDermott Auditorium in the USAA Building, 9800 Fredericksburg Road, San Antonio, TX 78288, and cast your vote.

USAA  USAA
EAGLE INVESTMENT
LOGO  MANAGEMENT
      COMPANY

34588-0899